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                                                                     EXHIBIT 3.0


        SECRETARY OF STATE                        DOCKET NUMBER : 961290831
BUSINESS INFORMATION AND SERVICES                 CONTROL NUMBER: 8725867
      SUITE 315, WEST TOWER                       EFFECTIVE DATE: 05/08/1996
   2 MARTIN LUTHER KING JR. DR.                   REFERENCE     : 0045
   ATLANTA, GEORGIA 30334-1530                    PRINT DATE    : 05/08/1996
                                                  FORM NUMBER   : 0111


CT CORPORATION SYSTEM
RUDENE REMBERT
1201 PEACHTREE STREET, NE
ATLANTA, GA 30361



                           CERTIFICATE OF AMENDMENT

I, the Secretary of State and the Corporation Commissioner of the State of Georgia, do hereby certify under the seal of my office that

                         AMERICAN REALTY TRUST, INC.
                        A DOMESTIC PROFIT CORPORATION

has filed articles of amendment in the office of the Secretary of State and has paid the required fees as provided by Title 14 of the Official Code of Georgia Annotated. Attached hereto is a true and correct copy of said articles of amendment.

WITNESS my hand and official seal in the City of Atlanta and the State of Georgia on the date set forth above.



       [SEAL]                           /s/ LEWIS A. MASSEY
                                        --------------------------------------
                                            Lewis A. Massey
                                           Secretary of State
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                    ARTICLES OF AMENDMENT OF THE ARTICLES OF
                  INCORPORATION OF AMERICAN REALTY TRUST, INC.
                               Setting Forth the
             CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RELATIVE
             PARTICIPATING OR OPTIONAL OR OTHER SPECIAL RIGHTS, AND
             QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF OF
                                 SPECIAL STOCK
                                       OF
                          AMERICAN REALTY TRUST, INC.


         AMERICAN REALTY TRUST, INC., a corporation organized and existing under the laws of the State of Georgia,

         DOES HEREBY CERTIFY:

         THAT, pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, as amended, of AMERICAN REALTY TRUST, INC. (the "Corporation"), and pursuant to the provisions of Section 14-2-602 of the Georgia Business Corporation Code (which section provides that no shareholder action is required in order to effect these Articles of Amendment), said Board of Directors, by unanimous written consent dated as of April 3, 1996, adopted certain recitals and resolutions providing for the designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, of a series of special stock of the Corporation, specifically the Series B 10% Cumulative Preferred Stock, which recitals and resolutions are as follows:

                  WHEREAS, Article Five of the Articles of Incorporation, as amended, of the Corporation authorizes the Corporation to issue not more than 16,666,667 shares of common voting stock, $0.01 par value per share (the "Common Stock"), and 20,000,000 shares of a special class of stock, $2.00 par value per share (the "Special Stock"), which Special Stock may be issued from time to time in one or more series and shall be designated as the Board of Directors may determine to have such voting powers, preferences, limitations and relative rights with respect to the shares of each series of the class of Special Stock of the Corporation as expressly provided in a resolution or resolutions providing for the issuance of such series adopted by the Board of Directors which is vested with the authority in respect thereof;

                  WHEREAS, 500,000 shares of such Special Stock has been previously designated as the Series A Cumulative Participating Preferred Stock prior to the date hereof, none of which are now issued and outstanding; and

                  WHEREAS, the Board of Directors now desires to further amend the Articles of Incorporation to designate an additional series of the Special Stock;

                  NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority granted to the Board of Directors by Article Five of the Articles of Incorporation, as amended, the Board of Directors hereby further amends the Articles of Incorporation to provide for the issuance of one single series of Special Stock consisting of the number of shares in such series as set forth below and, subject to the provisions of Article Five of the Articles of Incorporation, as amended, of the Corporation, hereby fixes and determines with respect to such series the following designations, preferences and relative participating, optional or other special rights, if any, and qualifications, limitations or restrictions thereof:

                           1. Designation. The distinctive designation of such
                  series shall be the Series B 10% Cumulative Preferred Stock and each share of the Series B 10% Cumulative Preferred Stock shall have a par value of $2.00 per share and a preference on liquidation under paragraph 6 below of up to $100 per share. The Series B 10% Cumulative Preferred Stock is sometimes referred to herein as the "Series B Preferred Stock."

                           2. Number of Shares. The number of shares which
                  shall constitute the Series B Preferred Stock shall be such number as may actually be issued by the Corporation, not to exceed a maximum of 4,000 shares, which number may be decreased (but not below the number then outstanding), from time to time by the Board of Directors, subject to the provisions hereof.

                           3. Dividends and Dividend Rate. Holders of record on
                  the fifteenth day of each March, June, September and December of each year of shares of the Series B Preferred Stock shall be entitled to receive dividends, when and as declared by the Board of Directors of the Corporation and to the extent permitted under the Georgia Business Corporation Code, payable quarterly on each March 31, June 30, September 30 and December 31 of each year, beginning on June 30, 1996 (each a "Dividend Reference Date" and, collectively, the "Dividend Reference Dates"), in preference to and with priority over dividends upon all "Junior Securities" (as defined in paragraph 6 below). Except as otherwise provided herein, dividends on each share of Series B Preferred Stock (a "Share") will accrue (but not compound) cumulatively on a daily basis at the rate per share of ten dollars ($10) per annum ($2.50 per calendar quarter) from and including the date of issuance to and including the date on which the "Redemption Price" (as defined in paragraph 4 below) of such Share is paid, whether or not such dividends have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of such dividends. For purposes of this paragraph 3, the date on which the Corporation initially issues any Share is its date of



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                  issuance, regardless of the number of times transfer of such
                  Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates that may be issued to evidence such Share (whether by reason of transfer of such Share or for any other reason). So long as any Shares of Series B Preferred Stock are outstanding, the Corporation will not declare or pay any dividends on Junior Securities (other than dividends in respect of Common Stock payable in shares of Common Stock) or make, directly or indirectly, any other distribution of any sort in respect of Junior Securities, or any payment on account of the purchase or other acquisition of the Junior Securities, unless on the date of such declaration in the case of a dividend, or on such date of distribution or payment, in the case of such distribution or other payment (a) all dividends on the Series B Preferred Stock for all past quarter-yearly dividend periods have been paid in full and the full dividends for the then current quarter-yearly period shall have been paid or declared in a sum sufficient for the payment thereof set apart, and (b) after giving effect to such payment of dividends, other distributions, purchase or redemption, the aggregate capital of the Corporation applicable to all capital stock of the Corporation then outstanding, plus the earned and capital surplus of the Corporation shall exceed the aggregate amount payable on involuntary dissolution, liquidation or winding up of the Corporation on all Shares of the Special Stock and all stock ranking prior to or on a parity with the Series B Preferred Stock as to dividends or assets outstanding after the payment of such dividends, other distributions, purchase or redemption. Dividends shall not be paid or declared and set apart for payment on any series of Special Stock for any dividend period (including the Series B Preferred Stock) unless dividends have been or are, contemporaneously, paid and declared and set apart for payment on all outstanding series of Special Stock entitled thereto for all dividend periods terminating on the same or earlier date. If at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series B Preferred Stock, such payment will be distributed ratably among the then holders of Series B Preferred Stock so that an amount equal is paid with respect to each outstanding Share.

                           4. Redemption.  The Corporation may, at any time
                  after the issuance thereof and from time to time, at the election of the Board of Directors of the Corporation redeem any or all of the Series B Preferred Stock then outstanding by written notice given not less than twenty (20) nor more than sixty (60) days before the date fixed for redemption (the "Redemption Date"). If mailed, such notice shall be deemed to be delivered when deposited in the United States Mail, postage prepaid, addressed to the


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                  holder of shares of Series B Preferred Stock at his address as it appears on the stock transfer records of the Corporation. Such notice shall set forth (a) the shares to be so redeemed, (b) the date fixed for redemption, (c) the applicable Redemption Price, and (d) the place at which the holder(s) may obtain payment of the applicable Redemption Price upon surrender of the share certificate(s). If less than all shares of Series B Preferred Stock at any time outstanding shall be called for redemption, such shares shall be redeemed pro rata by lot drawn or other manner deemed fair in the sole discretion of the Board of Directors to redeem one or more such shares without redeeming all such shares of Series B Preferred Stock. If such notice of redemption shall have been so mailed, on or before the Redemption Date, the Corporation may provide for payment of a sum sufficient to redeem the applicable number of Series B Preferred Stock called for redemption either (i) by setting aside the sum required to be paid as the Redemption Price by the Corporation, separate and apart from its other funds, in trust for the account of the holder(s) of the shares of Series B Preferred Stock to be redeemed or (ii) by depositing such sum in a bank or trust company (either located in the state where the principal executive office of the Corporation is maintained, such bank or trust company having a combined surplus of at least $20,000,000 according to its latest statement of condition, or such other bank or trust company as may be permitted by the Articles of Incorporation, as amended, or by law) as a trust fund, with irrevocable instructions and authority to the bank or trust company to give or complete the notice of redemption and to pay, on or after the Redemption Date, the applicable Redemption Price on surrender of certificates evidencing the share(s) of Series B Preferred Stock so called for redemption and, in either event, from and after the Redemption Date (A) the share(s) of Series B Preferred Stock deemed to be redeemed, (B) such setting aside or deposit shall be deemed to constitute full payment for such Share(s), (C) such Share(s) so redeemed shall no longer be deemed to be outstanding, (D) the holder(s) thereof shall cease to be a shareholder of the Corporation with respect to such share(s), and (E) such holder(s) shall have no rights with respect thereto except the right to receive their proportionate share of the funds set aside pursuant hereto or deposited upon surrender of their respective certificates. Any interest on the funds so deposited shall be paid to the Corporation. Any and all such redemption deposits shall be irrevocable except to the following extent: any funds so deposited which shall not be required for the redemption of any shares of Series B Preferred Stock because of any prior sale or purchase by the Corporation other than through the redemption process, subsequent to the date of deposit but prior to



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                  the Redemption Date, shall be repaid to the Corporation
                  forthwith and any balance of the funds so deposited and unclaimed by the holder(s) of any shares of Series B Preferred Stock entitled thereto at the expiration of one calendar year from the Redemption Date shall be repaid to the Corporation upon its request or demand therefor and after any such repayment the holder(s) of the share(s) so called for redemption shall look only to the Corporation for payment of the Redemption Price thereof. In addition to the redemption under this paragraph 4, the Corporation may redeem or repurchase shares of the Series B Preferred Stock from any holder(s) thereof who consents in writing to such redemption and the provisions of this paragraph 4 will not apply to any such consented redemption. All shares of Series B Preferred Stock redeemed shall be cancelled and retired and no shares shall be issued in place thereof, but such shares shall be restored to the status of authorized but unissued shares of Special Stock. The "Redemption Price" (herein so called) shall be an amount equal to the "Liquidation Value" (as defined in paragraph 6 below) of $100 per Share plus the amount of all accrued but unpaid dividends thereon to the Redemption Date, which shall include all cumulative dividends in arrears and also the proportionate part of the dividend accrued since the last Dividend Reference Date preceding the Redemption Date and whether or not earned or declared, but without interest.

                           5. Sinking Fund.  The Corporation shall not be
                  required to maintain any so-called "Sinking Fund" for the retirement on any basis of the Series B Preferred Stock.

                           6. Rights on Liquidation. In the event of any
                  liquidation, dissolution or winding-up of the Corporation, and after paying and providing for the payment of all creditors of the Corporation, the holders of shares of the Series B Preferred Stock then outstanding shall be entitled, before any distribution or payment is made upon any "Junior Securities" (defined to be and mean the Common Stock and any other equity security of any kind which the Corporation at any time has issued, issues or is authorized to issue if the Series B Preferred Stock has priority over such securities as to dividends or upon liquidation), to receive a liquidation preference in an amount in cash equal to the aggregate Liquidation Value of all shares of Series B Preferred Stock then outstanding, whether any such liquidation, dissolution or winding up is voluntary or involuntary and the holders of the Series B Preferred Stock shall not be entitled to any other or further distributions of assets. The term "Liquidation Value" shall be and mean, as of any particular date, an amount per Share of Series B Preferred Stock equal to the Redemption Price if such share were so redeemed in accordance with the provisions of paragraph 5 above, but in no event shall exceed $100


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                  per share, plus any accrued and unpaid cumulative dividends.
                  If, upon any dissolution, liquidation or winding-up of the affairs of the Corporation, the net assets available for distribution shall be insufficient to permit payment to the holders of all outstanding shares of all series of Special Stock of the amounts to which they respectively shall be entitled, then the assets of the Corporation to be distributed to such holders will be distributed ratably among them based upon the amounts payable on the shares of each such series of Special Stock in the event of voluntary or involuntary dissolution, liquidation or winding-up, as the case may be, in proportion to the full preferential amounts, together with any and all arrearages to which they are respectively entitled. Upon any such liquidation, dissolution or winding-up of the Corporation, after the holders of Special Stock have been paid in full the amounts to which they are entitled, the remaining assets of the Corporation may be distributed to the holders of Junior Securities, including Common Stock, of the Corporation. The Corporation will mail written notice of such liquidation, dissolution or winding-up, not less than twenty (20) nor more than fifty
                  (50) days prior to the payment date stated therein to each record holder of Series B Preferred Stock. Neither the consolidation nor merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, nor a reduction of the capital stock of the Corporation, nor the purchase or redemption by the Corporation of any shares of its Special Stock or Common Stock or any other class of its stock will be deemed to be a liquidation, dissolution or winding-up of the Corporation within the meaning of this paragraph 6.

                           7. Ranking. The Series B Preferred Stock shall rank
                  on a parity as to dividends and upon liquidation, dissolution or winding up with all other shares of Special Stock issued by the Corporation; provided, however, that the Corporation shall not issue any shares of Special Stock of any series which are superior to the Series B Preferred Stock as to dividends or rights upon liquidation, dissolution or winding up of the Corporation as long as any shares of the Series B Preferred Stock are issued and outstanding, without the prior written consent of the holders of a majority of such shares of Series B Preferred Stock then outstanding voting separately as a class.

                           8. Voting Rights. The holders of the shares of
                  Series B Preferred Stock shall only have the voting rights specifically required by law under Section 14-2-1004 of the Georgia Business Corporation Code, and shall have the following additional voting rights subject to and after compliance with any applicable laws and rules


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                  or actual requirements of any exchange upon which any
                  securities of the Corporation are listed:

                                    (a) except as may otherwise be specifically
                           required by law under Section 14-2-1004 of the Georgia Business Corporation Code, the holders of the shares of Series B Preferred Stock shall not have the right to vote such stock, directly or indirectly, at any meeting of the shareholders of the Corporation and such shares of stock shall not be counted in determining the total number of outstanding shares to constitute a quorum at any meeting of shareholders;

                                    (b) in the event that, under any
                           circumstance, the holders of the Series B Preferred Stock are required by law to vote upon any matter, the approval of such series shall be deemed to have been obtained upon the affirmative vote of the holders of only a majority of the shares of the Series B Preferred Stock then outstanding;

                                    (c) except as set forth herein, or as
                           otherwise provided by the Articles of Incorporation, as amended, or by law, holders of the Series B Preferred Stock shall have no special voting rights and their consent shall not be required for the taking of any corporate action.

                           9. Conversion Rights. The Series B Preferred Stock
                  may be converted at any time at the option of the holders thereof during a thirty (30) calendar day period (the "Conversion Period" as defined below) at the "Conversion Price" (as defined below) in the manner hereinafter provided, into fully paid and nonassessable Common Stock of the Corporation by multiplying the number of Shares of Series B Preferred Stock to be converted by $100 and dividing the result by the Conversion Price; provided, however, that as to any shares of Series B Preferred Stock which shall have been called for redemption, the right of conversion shall terminate at the close of business on the second full business day prior to the date fixed for redemption and that, on the commencement of any liquidation, dissolution or winding up of the Corporation or the adoption by the stockholders of the Corporation of any resolution authorizing the commencement thereof, the right of conversion shall terminate.

                                    (a) For the purposes of this paragraph 9,
                           the following terms shall have the meanings ascribed below:

                                            (i) "Conversion Period" shall be a
                                    period in time which commences at 7:00 a.m.


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                                    local Dallas, Texas time on the day which
                                    is two calendar years after the date of
                                    original issuance of the first certificate, issued by the Corporation, representing shares of Series B Preferred Stock and expire at 3:00 p.m. local Dallas, Texas time on the thirtieth (30th) calendar day thereafter.

                                            (ii) "Conversion Price" shall be
                                    and mean the amount determined (rounded
                                    upward to the nearest cent) by multiplying
                                    0.9 times the simple average of the daily closing price of the Common Stock for the thirty (30) trading days immediately preceding the first day of the Conversion Period on the market where the shares of Common Stock of the Corporation are then regularly traded (which is currently the New York Stock Exchange, Inc.); provided, however, if the shares of Common Stock of the Corporation have not traded on such market for at least thirty (30) days during the six calendar months preceding the first day of the Conversion Period, then such average shall be of the actual number of trading days in excess of three (3) as may be available; provided further that if only three or fewer trading days exist during the six months immediately preceding the first day of the Conversion Period, the Conversion Price shall be equal to the greater of (x) the Liquidation Value of $100 per share, or (y) the simple average of the closing prices of the shares of Common Stock during such shorter period of three or fewer days on such market. The Conversion Price shall not be subject to any adjustment for the issuance of any shares of Common Stock by the Corporation for any purpose.

                                    (b) Upon any conversion, fractional shares
                           shall not be issued but any fractions shall be adjusted by the delivery of one additional share of Common Stock in lieu of any cash on the basis of the "closing" market price for Common Stock at the close of business on the date of conversion unless the Board of Directors shall determine to adjust by the issuance of fractional scrip certificates or in some other manner. Upon any conversion, no adjustment shall be made for dividends on the Series B Preferred Stock surrendered for conversion or on the Common Stock delivered (i.e., any dividends not previously paid on the Shares of Series B Preferred Stock shall be forfeited at the time of conversion). The Corporation shall pay all issue taxes, if any, incurred in respect to the issuance of Common Stock on conversion, provided,



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                           however, that the Corporation shall not be required
                           to pay any transfer or other taxes incurred by reason of the issuance of such Common Stock in names other than those in which the Series B Preferred Stock surrendered for conversion may stand.

                                    (c) Any conversion of Series B Preferred
                           Stock into Common Stock shall be made by the surrender to the Corporation, at the office of any Transfer Agent for the Common Stock, of the certificate or certificates representing the Series B Preferred Stock to be converted, duly endorsed or assigned (unless such endorsement or assignment be waived by the Corporation), together with a written request for conversion.

                                    (d) All Series B Preferred Stock which
                           shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares of stock, including the rights, if any, to receive notices and to vote, shall forthwith cease except only the rights of the holders thereof to receive Common Stock in exchange therefor. Any Series B Preferred Stock so converted shall be permanently retired, shall no longer be deemed outstanding and shall not under any circumstances be reissued and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized Series B Preferred Stock accordingly.

                                    (e) A number of authorized shares of Common
                           Stock sufficient to provide for the conversion of the Series B Preferred Stock outstanding upon the basis hereinbefore provided shall at all times be reserved for such conversion. If the Corporation shall propose to issue any securities or to make any change in its capital structure which would change the number of shares of Common Stock into which each share of Series B Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved for conversion of the outstanding Series B Preferred Stock on the new basis.

                                    (f) The term "Common Stock" as used in this
                           paragraph 9 shall mean stock of the class designated as Common Stock of the Corporation on the date the Series B Preferred Stock is created or stock of any class or classes resulting from any reclassification or reclassifications thereof, the




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                           right of which to share in distributions of both
                           earnings and assets is without limitation in the Certificate of Incorporation (or other similar documents) of the Corporation as to any fixed amount or percentage and which are not subject to redemption; provided, that if at any time there shall be more than one such resulting class, the shares of each such class then issuable on conversion of the Series B Preferred Stock shall be substantially in the proportion which the total number of shares of stock of each such class resulting from all such reclassifications bears to the total number of shares of stock of all such classes resulting from all such reclassifications.

                                    (g) In case the Corporation shall propose at
                           any time during the Conversion Period:

                                            (i) to pay any dividend on the
                                    Common Stock outstanding payable in Common
                                    Stock or to make any other distribution, other than cash dividends, to the holders of the Common Stock outstanding; or

                                            (ii) to offer for subscription to
                                    the holders of the Common Stock outstanding any additional shares of any class or any other rights or option; or

                                            (iii) to effect any
                                    re-classification or recapitalization of the Common Stock outstanding involving a change in the Common Stock, other than a subdivision or combination of the Common Stock outstanding; or

                                            (iv) to merge or consolidate with
                                    or into any other corporation, or to sell, lease, or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

                           then, in each such case, the Corporation shall mail to the holders of record of each of the shares of Series B Preferred Stock at their last known post office addresses as shown by the Corporation's records a statement, signed by an officer of the Corporation, with respect to the proposed action, such statement to be so mailed at least ten (10) days prior to the date of the taking of such action or the record date for holders of the Common Stock for the purposes thereof, whichever is earlier. If such statement relates to any proposed action referred to in clauses (iii) or (iv) of this subparagraph 9, it shall set forth such facts with respect thereto as shall reasonably be necessary to




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                           inform the holders of the Series B Preferred Stock
                           and the holders of such stock as to the effect of such action upon the conversion rights of such holders.

                           10. Reacquired Shares. Any shares of Series B
                  Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall, upon cancellation, become authorized but unissued shares of Special Stock and may be re-issued as part of a new series of Special Stock subject to the conditions and restrictions on issuance set forth in the Articles of Incorporation, as amended, or as otherwise required by law.

         IN WITNESS WHEREOF, these Articles of Amendment are executed on behalf of the Corporation by its President as of the 4th day of April, 1996.


                                       AMERICAN REALTY TRUST, INC.



                                       By: /s/ KARL L. BLAHA
                                          -----------------------------------
                                          Karl L. Blaha
                                          President




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